                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                 Under the Securities and Exchange Act of 1934
                              (Amendment No. 4)*


                           Daily Journal Corporation
     -------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
      ------------------------------------------------------------------
                        (Title of Class of Securities)


                                  233912 10 4
                  -----------------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (SEE Rule 13d-7.)



____________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                        (Continued on following page(s))
                               Page 1 of 9 Pages

-----------------------                                  ---------------------
 CUSIP NO. 233912 10 4                   13G                PAGE 2 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Patrick Guerin
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            258,576 Shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             258,576 Shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      258,576 Shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 233912 10 4                   13G                PAGE 3 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Fabienne M. Guerin
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            6,762 Shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             6,762 Shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,762 Shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 4 of 9 Pages


The Items of the Schedule 13G previously filed and amended by John Patrick Guerin are hereby amended in their entirety to read as follows:


ITEM 1(a). NAME OF ISSUER:

           Daily Journal Corporation

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           355 South Grand Avenue, 34th Floor
           Los Angeles, CA  90071-1560

ITEM 2(a). NAME OF PERSONS FILING:
ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:
ITEM 2(c). CITIZENSHIP:

           This Statement is filed by the following persons (collectively, the "Reporting Persons"):

                   JOHN PATRICK GUERIN ("Mr. Guerin")
                   355 South Grand Avenue, 34th Floor
                   Los Angeles, CA  90071-1560

                   FABIENNE M. GUERIN ("Mrs. Guerin")
                   355 South Grand Avenue, 34th Floor
                   Los Angeles, CA  90071-1560

           Both of the Reporting Persons are United States citizens.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(e). CUSIP NUMBER:

           233912 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a)  [ ]    Broker or Dealer registered under Section 15
                  of the Act:  Not applicable.

      (b)  [ ]    Bank as defined in Section 3(a)(6) of the Act:
                  Not applicable.

      (c)  [ ]    Insurance Company as defined in Section
                  3(a)(19) of the Act:  Not applicable.

                                                               Page 5 of 9 Pages

(Item 3., continued)

      (d)  [ ]     Investment Company registered under Section 8 of the
                   Investment Company Act: Not applicable.

      (e)  [ ]     Investment Adviser registered under Section 203 of the
                   Investment Advisers Act of 1940:     Not applicable.

      (f)  [ ]     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                   1974 or Endowment Fund:  Not applicable.

      (g)  [ ]     Parent Holding Company, in accordance with Rule 13d-
                   1(b)(ii)(G):  Not applicable.

      (h)  [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(H):  Not
                   applicable.


Item 4.    Ownership

           The following information relates to the Securities held by the Reporting Persons as of December 31, 1996:

           John Patrick Guerin:
           --------------------

           (a)     Amount Beneficially Owned:  258,576 shares of Common Stock.*

           (b)     Percent of Class:  15.9% of Common Stock.**

           (c)     Number of shares as to which such person has:

                   (i)  sole power to vote or to direct the vote:  258,576
                   shares.

                   (ii)  shared power to vote or to direct the vote:  none.

                   (iii)  sole power to dispose or direct the disposition of:
                   258,576 shares.

                   (iv) shared power to dispose or to direct the disposition of: none.


(Continuation and notes on next page)

                                                               Page 6 of 9 Pages

(Item 4.   Ownership, continued)

           Fabienne M. Guerin:
           ------------------

           (a)     Amount Beneficially Owned:  6,762 shares of Common Stock*

           (b)     Percent of Class:  0.4% of Common Stock.**

           (c)     Number of shares as to which such person has:

                   (i)  sole power to vote or to direct the vote:  6,762 shares.

                   (ii)  shared power to vote or to direct the vote:  none.

                   (iii)  sole power to dispose or direct the disposition of:
                   6,762 shares.

                   (iv) shared power to dispose or to direct the disposition of: none.

_______________

* Pursuant to Rule 13d-3(d)(1)(i)(C), this Statement treats Mr. Guerin as the beneficial owner of Securities held by the John Patrick Guerin Trust (U/D/T dated 7-27-81), of which Mr. Guerin is the trustee and sole beneficiary and which trust Mr. Guerin may revoke at any time. Pursuant to Rule 13d-3(a)(1) and (2), this Statement also treats Mr. Guerin as the beneficial owner of Securities held by the Guerin Family Trust (U/D/T dated 7-27-81) and the J. Patrick Guerin III Trust (U/D/T dated 12-31-76), both of which are irrevocable but for both of which Mr. Guerin serves as trustee with sole power to dispose of and vote Securities held by such trusts. The John Patrick Guerin Trust, the Guerin Family Trust and the J. Patrick Guerin III Trust are hereinafter referred to, collectively, as the "Trusts."

     Pursuant to Rule 13d - 3(a)(1) and (2), this Statement treats Mr. Guerin as the beneficial owner of Securities held by the Guerin Foundation (the "Foundation"), a charitable corporation (incorporated 12-26-67) for which Mr. Guerin serves as president, chairman and a trustee with the sole power to dispose of and vote Securities held by the Foundation.

     Mr. Guerin is a beneficiary of, and therefore has a direct economic interest in the Securities held by, the John Patrick Guerin Trust and the Guerin Family Trust. Mr. Guerin has no direct economic interest in Securities owned by the J. Patrick Guerin III Trust, the Foundation or Mrs. Guerin and disclaims beneficial ownership of such Securities. Mrs. Guerin has no direct economic interest in Securities owned by the John Patrick Guerin Trust, the Guerin Family Trust, the J. Patrick Guerin III Trust or the Foundation and disclaims beneficial ownership of such Securities.


** Percentage based upon 1,627,870 shares of Daily Journal Corporation Common Stock outstanding as of 12/6/96, as reported in the Annual Report on Form 10K filed by Daily Journal Corporation for the fiscal year ended 9/30/96.

                                                               Page 7 of 9 Pages

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

                                                               Page 8 of 9 Pages

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           At this time, no person other than the Reporting Persons has the right to receive or power to direct the receipt of dividends from, or the proceeds from the sale of, the Securities covered by this Statement. Under the terms of the instruments governing the J. Patrick Guerin III Trust, persons other than the Reporting Persons could acquire such rights in the future. Absent a change in trust holdings, however, such rights would not relate to more than 5% of the Securities outstanding.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED the Security Being Reported on By the Parent Holding Company.

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.


ITEM 10.   CERTIFICATION.

           Not applicable.

                                                               Page 9 of 9 Pages

                                   SIGNATURE
                                   ---------


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 10th day of February, 1997.


                              JOHN PATRICK GUERIN



                              /s/  John Patrick Guerin
                              ----------------------------------
                              John Patrick Guerin




                              FABIENNE M. GUERIN



                           By: /s/  John Patrick Guerin
                              ----------------------------------
                              John Patrick Guerin
                              Attorney-in-Fact




         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose
               --------  -------
which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

         Note:     Six copies of this statement, including all exhibits, should
         ----
be filed with the Commission.

         Attention:  Intentional misstatements or omissions of fact constitute
         ---------
Federal criminal violations (see 18 U.S.C. 1001).

                                   EXHIBIT A
                                   ---------

                 CONSENT TO JOINT FILING AND POWER OF ATTORNEY
                 ---------------------------------------------



         The undersigned agree and confirm that the Schedule 13G with respect to the Common Stock of Daily Journal Corporation to which this consent is attached as an exhibit is, and any amendments thereof will be, filed on behalf of each of the undersigned by John Patrick Guerin, hereby designated as Attorney-in-Fact for the purpose of executing all such Schedule 13G filings required to be made by them with respect to such securities.



                              /s/  John Patrick Guerin
                              -----------------------------------
                              John Patrick Guerin



                              /s/  Fabienne M. Guerin
                              -----------------------------------
                              Fabienne M. Guerin